SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X]   Preliminary Information Statement

[ ]   Confidential, for Use of the Commission Only (as permitted by
      Rule 14c-5(d)(2)

[ ]   Definitive Information Statement


                             NANOSIGNAL CORPORATION
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (check the appropriate box):

    [X]   None Required.

    [ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

            1) Title of each class of securities to which transaction applies:

            2)    Aggregate number of securities to which transaction applies:

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):

            4)    Proposed maximum aggregate value of transaction:

            5)    Total fee paid:

    [ ]   Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

            1)    Amount previously paid:

            2)    Form, Schedule or Registration Statement No.:

            3)    Filing Party:

            4)    Date Filed:


                             NANOSIGNAL CORPORATION
                       5440 West Sahara Avenue, 2nd Floor
                               LAS VEGAS, NV 89146
                               702-227-5111 (tel)
                               702-227-8039 (fax)

                               ------------------

                                    NOTICE OF
                       WRITTEN CONSENT IN LIEU OF MEETING
                                 OF STOCKHOLDERS

       THE DATE ON WHICH THIS INFORMATION STATEMENT WAS FIRST SENT TO THE
                                 SHAREHOLDERS IS
                                 MARCH 19, 2004

         NOTICE IS HEREBY GIVEN that on March 18, 2004, we amended our Articles of Incorporation to increase our authorized capital to 550,000,000 shares of stock consisting of 500,000,000 shares of common stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share, with super voting rights of 10:1.

         Our Board of Directors approved the foregoing amendment on March 18, 2004 and we received written consents in lieu of a meeting from stockholders representing a majority of our outstanding voting interests stock approving the foregoing amendments on March 18, 2004.

                            -------------------------

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           -------------------------

         As of the close of business on March 18, 2004, the record date for shares entitled to notice of and to sign written consents in connection with the foregoing action, there were 211,041,952 shares of our common stock. Each share of our common stock is entitled to one vote in connection with the foregoing actions. Each share of our Super Voting Preferred Stock is entitled to 10 votes in connection with the foregoing actions. Together, the holders of the outstanding common stock and the Super Voting Preferred Stock are entitled to cast a total of 411,041,952 votes and represent all of the "voting interests" entitled to vote on the foregoing action.

         Simultaneously with the mailing of this Information Statement we have received the written consent of the holders of at least a majority of the voting interests entitled to vote on the foregoing action. Neither a meeting of our stockholders nor additional written consents are necessary.



                                      By Order of the Board of Directors,


                                     /s/ Annalie Galicia, Secretary



                                 STOCK OWNERSHIP

         The following table sets forth information as of March 18, 2004, regarding the beneficial ownership of our voting interests (i) by each person or group known by our management to own more than 5% of the outstanding shares of each such class, (ii) by each director, the chief executive officer and each of the other four executive officers that were paid more than $100,000 during the last fiscal year, and (iii) by all directors and executive officers as a group.

                                          AMOUNT AND NATURE
                                          OF BENEFICIAL          PERCENT
NAME AND POSITION         CLASS           OWNERSHIP              OF CLASS
----------------------    ------          -----------------      --------
Dr. Lawrence Madoff       Common          4,020,000              1.9%
Director and President

Dr. Rupert Perrin         Common          5,000,000              2.4%
Director

Scott A. Ervin            Common          n/a                    0.0%
Director

Annalie Galicia           Common          14,000                 0.006%
Secretary-Treasury

Gary W. Walters           Common          19,000,000             9.0%
1804 Plantea Court        Super
Las Vegas, NV 89117       Preferred       20,000,000             100%

All Directors and Officers
As a Group                                9,034,000

-----------
(1) Percentage of beneficial ownership is based on 211,041,952 shares of common stock and 20,000,000 shares of Super Preferred Common Stock as of March 18, 2004. In computing an individual's beneficial ownership, there were no options and/or warrants held by any of the aforesaid individuals that were not exercisable as of or within 60 days of March 18, 2004.

(2) Gary W. Walters beneficially owns 100% of the Super Voting common stock which has ten (10) votes for every one (1) share or a total of 200,000,000 votes. This is in addition to the 19,000,000 shares of common stock owned by Mr. Walters, BBX Equity Group, LLC and Gary Walters Group. Mr. Walters has agreed to vote his Super Voting common stock in accordance with the Board of Directors, but he has reserved the right to exercise his voting power on a case by case basis such as in the situation of a hostile takeover of the Company.

(3) Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

(4) Except as otherwise stated, the mailing address for each person identified below is 5440 West Sahara Avenue, Suite 206, Las Vegas, NV 89146 and all shares are beneficially owned directly by the named person.


                                   APPROVAL OF
                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                      TO INCREASING THE AUTHORIZED CAPITAL

         Our Board of Directors and a majority of the voting interests entitled to vote have approved an amendment to our Articles of Incorporation increasing our authorized capital to 550,000,000 shares of stock consisting of 500,000,000 shares of common stock, $.001 par value per share, and 50,000,000 shares of preferred stock, $.001 par value per share. A copy of the Certificate of Amendment to the Articles of incorporation is included as an Appendix to this Information Statement.

         Our Board of Directors adopted and recommended that the holders of the outstanding voting interests approve the amendment because we are presently limited to the issuance of no more than 300,000,000 shares of common stock. As of March 18, 2004 there were 211,041,952 shares of common stock outstanding and our common stock was trading in the range of approximately $0.11 to $0.13 per share. We are substantially dependent upon the issuance of additional shares of our common stock to fund operations and compensate our management personnel for their services. Because of the low price at which our stock is trading, we do not have sufficient authorized and un-issued shares for our anticipated funding and compensation needs. The amendment will increase the number of shares of common stock available to us to raise funds or compensate providers of goods or services at the current market prices.

                         POTENTIAL ANTI-TAKEOVER EFFECT
                              OF CERTAIN PROVISIONS

         Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. Certain provisions of our Restated Articles of Incorporation may discourage such purchases, particularly those of less than all of the outstanding capital stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but any attempts to acquire control which are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interests.

         The following discussion summarizes the reasons for, and the operation and effects of, certain provisions in our Restated Articles of Incorporation which management has identified as potentially having an anti-takeover effect. It is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to our Restated Articles of Incorporation and bylaws.

         Concentration of Voting Interest. Gary W. Walters individually controls approximately 58% of all voting interests through the ownership of the 20,000,000 Super Voting Shares. It will be impossible for any person to gain control of the Company without the consent of such shareholder even after the increase in the authorized common stock. Further, with the increase of Super Voting common stock, Mr. Walters will be issued an additional 30,000,000 Super Voting shares as the result of the increase in authorized capital from 300,000,000 shares of common stock to 500,000,000 shares.

         Authorized Shares of Common Stock. After the effective date of the amendment to our Articles of Incorporation we will be authorized to issue up to 500,000,000 shares of common stock, of which only approximately 211,041,952 will be outstanding. The remaining shares of our common stock could be issued without the prior approval of the stockholders to friendly investors in the event of an attempted acquisition that has not been approved by the Board of Directors or could be reserved for issuance in connection with a stockholder rights plan or other anti-takeover plan. The existence of a large number of authorized and un-issued shares of common stock may discourage any person from making an unsolicited attempt to gain control of the Company.

         Authorized Shares of Preferred Stock. Our Articles of Incorporation authorizes the issuance of up to 20,000,000 shares of Super Voting preferred stock, of which only 20,000,000 are outstanding. The Articles of Incorporation are to be amended to increase the 20,000,000 shares of Super Voting preferred stock to 50,000,000 shares of Super Voting preferred stock with voting rights of 10 to 1. Additional shares of our preferred stock may be authorized and issued by the Board of Directors without any action on the part of the stockholders and may carry super voting or other rights that are superior to the rights of the common stock. Shares of our serial preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. The existence of a large number of authorized and un-issued shares of preferred stock may discourage any person from making an unsolicited attempt to gain control of the Company.

         Other Voting Interests. Our Articles of Incorporation allow the Board of Directors to grant voting rights to lenders, creditors and any other person with a financial interest in the Company without additional action by the shareholders. The potential for granting voting rights to persons having a financial interest in the Company significantly reduces the likelihood that any person would attempt to gain control of the Company without the consent of the Board of Directors.


                                   APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION

          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. NAME OF CORPORATION: NanoSignal Corporation

2. THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS:

         Article 4 is amended to increase the authorized capital of the Corporation from 320,000,000 shares to 500,000,000 shares and by increasing the number of shares of common stock, $.001 par value per share, from 300,000,000 to 450,000,000. Paragraph 4A of the Articles of Incorporation is deleted in its entirety and Paragraph 4B of the Articles of Incorporation is replaced with the following:

         The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 500,000,000 of which 450,000,000 are to be shares of common stock, $.001 par value, and 50,000,000 are to be shares of preferred stock with super voting rights, $.001 par value. The shares may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the stockholders except as otherwise provided by the Nevada Revised Statutes, these Articles of Incorporation, or the rules of a national securities exchange if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and non-assessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         3. THE VOTE BY WHICH THE STOCKHOLDERS HOLDING SHARES IN THE CORPORATION ENTITLING THEM TO EXERCISE AT LEAST A MAJORITY OF THE VOTING POWER, OR SUCH GREATER PROPORTION OF THE VOTING POWER AS MAY BE REQUIRED IN THE CASE OF A VOTE BY CLASSES OR SERIES, OR AS MAY BE REQUIRED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION HAVE VOTED IN FAVOR OF THE AMENDMENT IS: 200,000,000.


                                        OFFICER SIGNATURE:

                                        /s/ Scott A. Ervin
                                        ------------------------------
                                        Name: Scott A. Ervin
                                        Title: Chief Executive Officer

Attest:

/s/ Annalie Galicia
------------------------
Name: Annalie Galicia
Title: Secretary